      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1999
                                                    REGISTRATION NO. 333-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------
                               FAXSAV INCORPORATED
             (Exact name of Registrant as specified in its Charter)
                              --------------------

          DELAWARE                                          11-3025769
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                  399 THORNALL STREET, EDISON, NEW JERSEY 08837
                                 (732) 906-2000
               (Address, including zip code, and telephone number,
        Including Area Code, Of Registrant's Principal Executive Offices)
                              --------------------
                               THOMAS F. MURAWSKI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               FAXSAV INCORPORATED
                               399 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                                 (732) 906-2000
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)
                              --------------------
                                   COPIES TO:
                           RICHARD R. PLUMRIDGE, ESQ.
                            BRUCE E. CUNNINGHAM, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                             1125 SEVENTEENTH STREET
                                   SUITE 2500
                             DENVER, COLORADO 80030
                                 (303) 293-0760

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM           PROPOSED MAXIMUM
   TITLE OF SHARES TO BE                                  AGGREGATE PRICE PER        AGGREGATE OFFERING      AMOUNT OF REGISTRATION
        REGISTERED           AMOUNT TO BE REGISTERED            UNIT(1)                   PRICE(2)                    FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common   Stock,   $.01  par
value......................         2,499,000                   $5.969                  $14,916,531                $5,143.22
-----------------------------------------------------------------------------------------------------------------------------------



(1) Based on the average high and low trading prices of the Common Stock, as reported on the Nasdaq National Market, on May 26, 1999.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                2,499,000 SHARES
                               FAXSAV INCORPORATED
                                  COMMON STOCK

                               -------------------

    This prospectus relates to the resale of up to 2,499,000 shares of our common stock held by certain of our current stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

    Our common stock is quoted on the Nasdaq National Market under the symbol FAXX. On May 26, 1999, the last reported sales price of our common stock was $5 3/4.

                               -------------------

THE SHARES OF COMMON STOCK OF FAXSAV OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               -------------------


    Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is June 2, 1999

                                TABLE OF CONTENTS


                                                               PAGE
                                                               ----
THE COMPANY......................................................2
RISK FACTORS.....................................................3
FORWARD-LOOKING INFORMATION.....................................10
USE OF PROCEEDS.................................................11
PLAN OF DISTRIBUTION............................................12
SELLING STOCKHOLDERS............................................15
WHERE YOU CAN FIND MORE INFORMATION.............................17
LEGAL MATTERS...................................................17
EXPERTS.........................................................17



                                   THE COMPANY

    FaxSav was incorporated in Delaware in November 1989 under the name Digitran Corporation and changed its name to FaxSav Incorporated in February 1996. We plan to change our name to NetMoves Corporation in the near future. Our principal executive offices are located at 399 Thornall Street, Edison, New Jersey 08837. Our telephone number is (732) 906-2000.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES AND EXPECT FUTURE LOSSES.

    From our inception in 1989 through the year ending December 31, 1998, we have experienced significant net losses. We incurred net losses of $7.5 million in the year ended December 31, 1996, $7.1 million in the year ended December 31, 1997 and $8.1 million in the year ended December 31, 1998. We currently anticipate that we will have additional net losses as we attempt to expand our business and we may not have positive operating or net income in the future. As of December 31, 1998, we had an accumulated deficit of $40.3 million.

    Since inception, we have incurred substantial costs to develop and enhance our technology and to create, introduce and enhance our service and product offerings. We intend to continue these efforts and, in addition, to increase our marketing spending. In early 1999, we announced a new marketing campaign which will involve significant expenditures by us, including hiring an outside advertising agency. As a result of these expenditures, we expect to continue to experience operating losses. There can be no assurance that these expenditures will result in any increase in revenues.

WE HAVE MANY COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

    The market for facsimile transmission services is intensely competitive and the industry is characterized by low barriers to entry. We expect that competition will intensify in the future. Our failure to compete successfully could have a material adverse affect on our business, financial condition and results of operations. We believe that our ability to compete successfully will depend upon a number of factors, including market presence, the capacity, reliability and security of our network infrastructure, the pricing policies of our competitors and suppliers, the timing of introductions of new services and service enhancements by us and our competitors, and industry and general economic trends.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF LONG DISTANCE CARRIERS REFUSE TO CARRY OUR TRAFFIC.

    The foundation of our telephony network infrastructure consists of the right to use the telecommunications lines of several long distance carriers, including MCI WorldCom. As many of these companies are current or potential competitors of ours, we cannot assure you that they will continue to handle our traffic. If these companies discontinue or otherwise change their relationships with us we may be unable to deliver our services which would have a material adverse effect upon our business, financial condition and results of operations.

GOVERNMENT REGULATIONS COULD INCREASE COMPETITION FOR OUR SERVICES.

    On August 7, 1997, the Federal Communications Commission issued new rules which may significantly reduce the cost of international calls originating in the United States. The five-year phase-in period began on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED FUNDS WHICH MAY NOT BE AVAILABLE.

    Our cash requirements may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of our available resources before this time.

    If adequate funds are not available, we may be required to delay or to eliminate certain expenditures or to license to third parties the rights to commercialize technologies that we would otherwise seek to develop ourselves. To the extent that funds expected to be generated from our operations are insufficient to meet current or planned operating requirements or to maintain a Nasdaq listing, we will seek to obtain additional funds through bank facilities, equity or debt financing, collaborative or other arrangements with corporate partners and from other sources. See "--We may be delisted from Nasdaq which would affect your ability to sell our stock." Additional funding may not be available when needed or on terms acceptable to us, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if we obtain any additional funding, these financings may have a dilutive effect on the holders of our securities.

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BRAND.

    We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. We were granted patents related to our FaxSAV Connector and our "e-mail Stamps" security technology incorporated into our fax mailer service. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as the laws of the United States.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE, AND IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR BUSINESS.

    We cannot be certain that our services and the finished products that we deliver do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

WE ARE DEPENDENT ON THE RELIABILITY AND EXPANSION OF OUR NETWORK INFRASTRUCTURE.

    Our future success will depend in part upon the capacity, reliability and security of our network infrastructure and in part upon our ability to expand the deployment of an international network of Internet-capable facsimile nodes. We must continue to expand and adapt our network infrastructure as the number of customers and the volume of traffic they wish to transmit increases. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources.

    There can be no assurance that we will be able to expand or adapt our network infrastructure to meet any additional demand or to deploy additional contemplated Internet-capable facsimile nodes on a timely basis, at a commercially reasonable cost, or at all. Any failure to expand our network or Internet-capable facsimile infrastructures or to adapt them to changing customer requirements or evolving industry standards on a timely basis would have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US.

    We have rapidly and significantly expanded our operations and anticipate that significant expansion will continue to be required to address potential market opportunities. There can be no assurance that this expansion will be successfully completed or that it will generate sufficient revenues to cover our expenses. Our inability to promptly address and respond to these circumstances could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE DEPENDENT ON COMPUTER SYSTEMS, A SYSTEMS FAILURE COULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

    Our business depends upon the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain our computer hardware and switching equipment, including our processing equipment, at three sites. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. Any damage or failure that disrupts or delays our operations could have a material adverse effect on our business, financial condition and results of operations.

IF OUR SECURITY MEASURES ARE INADEQUATE, OUR BUSINESS WILL BE ADVERSELY
AFFECTED.

    We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he could jeopardize the security of confidential information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing our services. This may result in significant liability to us and may also deter potential customers from using our services. Any security breach that causes interruptions or data loss in our operations or in the computer systems of our customers could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT UPON OUR CURRENT SUPPLIERS, AND MAY NOT BE ABLE TO OBTAIN SOME PRODUCTS OR SERVICES FROM OTHER SUPPLIERS.

    We rely on third parties to supply key components of our network infrastructure, including long distance telecommunications services and telecommunications node equipment, many of which are available only from sole or limited sources. MCI WorldCom is our primary provider of long distance telecommunications services. We have from time-to-time experienced partial interruptions of service from our telecommunications carriers which have temporarily prevented customers in limited geographical areas from reaching the FaxSav network. There can be no assurance that we will not experience partial or complete service interruptions in the future. There can be no assurance that MCI WorldCom and our other telecommunications providers will continue to provide long distance services to us at attractive rates, or at all, or that we will be able to obtain these services in the future from these or other long distance providers on the scale and within the time frames we require. Any failure to obtain these services on a timely basis at an affordable cost, or any significant delays or interruptions of service from these carriers, would have a material adverse effect on our business, financial condition and results of operations.

    All of the faxboards used in our telecommunications nodes are supplied by Brooktrout Technology, Inc. We purchase Brooktrout faxboards on a non-exclusive basis through purchase orders placed from time-to-time, carry a limited inventory of faxboards and have no guaranteed supply arrangement with Brooktrout. In addition to faxboards, many of the routers, switches and other hardware components used in our network infrastructure are supplied by sole or limited sources on a non-exclusive, purchase order basis. There can be no assurance that Brooktrout or our other suppliers will not enter into exclusive arrangements with our competitors, or cease selling these components to us at commercially reasonable prices, or at all.

    The anticipated expansion of our network infrastructure is expected to place a significant demand on our suppliers, some of which may have limited resources and production capacity. In addition, certain of our suppliers, in turn, may rely on sole or limited sources of supply for components included in their products. Should our suppliers fail to adjust to meet this increasing demand, they may be unable to continue to supply components and products in the quantities and quality and at the times required by us, or at all. Our inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of our network infrastructure or in our inability to properly maintain the existing network infrastructure, which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE DEVELOPMENT DELAYS OR HAVE SOFTWARE DEFECTS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    Software-based services and equipment, such as our faxSAV for Internet suite of services and the faxSAV Connector, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in this software or other releases after commencement of commercial shipments, or that we will not experience development delays, resulting in delays in the shipment of software and a loss of or delay in market acceptance, any of which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO RETAIN THE KEY PERSONNEL WE NEED TO SUCCEED.

    Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Competition for this personnel is intense, and there can be no assurance that we can retain our key technical, sales and managerial employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

WE DEPEND ON OUR INTERNATIONAL STRATEGIC ALLIANCES TO EXPAND OUR INTERNATIONAL CUSTOMER BASE.

    We have established and intend to expand an international customer base by forming strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. There can be no assurance that we will be able to establish additional strategic alliances or to maintain these strategic alliances. Our success in expanding our international customer base depends not only on the formation of additional strategic alliances but also on the success of these partners and their ability to market our services. The failure to maintain these strategic alliances or the failure of these partners to successfully develop and sustain a market for our services will have a material adverse effect on our ability to expand our international customer base, which could have a material adverse effect on our business, financial condition and results of operations.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

    In 1998, we derived approximately $5.9 million, or 27.9% of our total revenues from customers outside of the United States. We expect that these revenues will represent an increasing percentage of our total revenues in the future. Risks inherent in our international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that these factors will not have a material adverse effect on our future international revenues and, consequently, on our business, financial condition and results of operations.

PROBLEMS RELATING TO THE "YEAR 2000 ISSUE" COULD ADVERSELY AFFECT OUR BUSINESS.

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than a year, computer systems and/or software used by many companies may need to be upgraded to comply with these "Year 2000" requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We have conducted a study of the Year 2000 readiness of our information technology systems, including our computing and networking systems, and our non-information technology systems and believe that they are currently Year 2000 compliant. Additionally, we have been informed by many of our vendors of material hardware and software components of our information technology systems that the products that we use are currently Year 2000 compliant. Despite our efforts, there can be no assurance that our software contains all necessary date code changes or that all Year 2000 problems were identified by our study and subsequent testing. Compliance with Year 2000 requirements may disrupt our ability to continue developing and marketing facsimile transmission products and services. The failure to adequately address Year 2000 compliance issues in our products and services, and in our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering services to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR INDUSTRY

OUR FUTURE GROWTH DEPENDS UPON AN INCREASE IN THE USE OF THE INTERNET AS A MEDIUM FOR FACSIMILE TRANSMISSIONS.

    We believe that our future success will depend in part upon our ability to significantly expand our base of Internet-capable nodes and route more of our customers' traffic through the Internet. Our success is therefore largely dependent upon the viability of the Internet as a medium for the transmission of documents. There can be no assurance that document transmission over the Internet will continue to be reliable or that Internet capacity constraints will not develop which inhibit efficient document transmission.

    We access the Internet from our Internet-capable nodes by dedicated connection to third party internet service providers. We pay fixed monthly fees for this Internet access, regardless of our usage or the volume of our customers' traffic. There can be no assurance that the current pricing structure for access to and use of the Internet will not change unfavorably. If material capacity constraints develop on the Internet or the current Internet pricing structure changes unfavorably, our business, financial condition and results of operations would be materially and adversely affected. In addition, our future success is dependent upon the increased acceptance by potential customers of the Internet as the preferred medium for transmission of documents. There can be no assurance that this market acceptance shall continue to increase. Lack of increased market acceptance would materially and adversely affect our business, financial condition and results of operations.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR SERVICES MAY BECOME OBSOLETE AND OUR BUSINESS WILL SUFFER.

    The telecommunications industry in general, and the facsimile transmission business in particular, are characterized by rapid and continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services or products that could compete with the facsimile transmission services we provide or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their fax communications needs more cost efficiently. There can be no assurance that we will be successful in developing and introducing new services that meet changing customer needs and respond to technological changes or evolving industry standards in a timely manner, if at all, or that services or technologies developed by others will not render our services noncompetitive. Our inability to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render our services noncompetitive would have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

    We are subject to regulation by the FCC and other federal, state and international communications regulatory agencies. We are licensed by the FCC as an authorized telecommunications company and are classified as a "non-dominant interexchange carrier." The FCC has the power to impose more stringent regulatory requirements on us and to change our regulatory classification. There can be no assurance that the FCC will not change our regulatory classification or otherwise subject us to more burdensome regulatory requirements.

    Our nodes and FaxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of this encryption technology is regulated by the United States government. While we are currently allowed to export this encryption technology to most countries, any change in these regulations could limit our ability to distribute our services outside of the United States or electronically which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS.

    In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. While we intend to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues, we cannot assure you we will be able to do so. The failure to satisfy these requirements may prevent us from installing Internet-capable facsimile nodes in these countries. Should we fail to deploy a number of these nodes, our business, operating results and financial condition could be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK

WE MAY BE DELISTED FROM NASDAQ WHICH WOULD AFFECT YOUR ABILITY TO SELL OUR
STOCK.

    Our common stock is currently traded on the Nasdaq National Market. To continue to trade on Nasdaq, we need to maintain at least $4.0 million in net tangible assets. In the past, we have not been in compliance with this requirement. We believe that we are currently in compliance with Nasdaq's requirements. However, if in the future we are unable to satisfy Nasdaq's requirements, our securities may be delisted from Nasdaq. There can be no assurance that our common stock will not be delisted, which would materially affect your ability to buy or sell shares of our common stock.

FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

    We may experience significant quarter to quarter fluctuations in our results of operations, which may result in volatility in the price of our common stock. Quarterly results of operations may fluctuate due to a combination of factors.

    Our revenues are difficult to forecast. Shortfalls in revenues may adversely and disproportionately affect our results of operations because a high percentage of our operating expenses are relatively fixed, and planned expenditures, such as the anticipated expansion of our Internet infrastructure, are based primarily on sales forecasts. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price of securities of many companies in the telecommunications and technology industries and which may have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of our common stock. Accordingly, we believe that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that we will be profitable in any future quarter. Due to the foregoing factors, it is likely that in one or more future quarters our operating results will be below the expectations of public market analysts and investors. This would have a material adverse effect on the price of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE AND AFFECT OUR ABILITY TO RAISE CAPITAL.

    The market price of our common stock could drop as a result of sales of substantial amounts of common stock in the public market or the perception that these sales could occur. Registration statements are in effect covering the sale of up to 2,709,677 shares of our common stock, including the shares offered by this prospectus. A price drop may make it more difficult for us to raise the capital necessary to fund our future operations by selling common stock. As of March 24, 1999, without taking into account shares of common stock issued upon exercise of stock options, warrants or other rights to acquire common stock after this date, we had outstanding 14,067,105 shares of common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND DELAWARE LAWS MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    Our sixth amended and restated certificate of incorporation authorizes the board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. Our certificate of incorporation also provides for staggered terms for the members of the board of directors. In addition, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which will generally prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The foregoing and other provisions of our certificate of incorporation and our by-laws, as amended and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

WE DO NOT INTEND TO PAY CASH DIVIDENDS AND, AS A RESULT, STOCKHOLDERS WILL NEED TO SELL SHARES TO REALIZE A RETURN ON THEIR INVESTMENT.

    We have never paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.

                           FORWARD-LOOKING INFORMATION

    This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "risk factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.


                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares. All proceeds will be received by the selling stockholders. See "Selling Stockholders."

                              PLAN OF DISTRIBUTION

    FaxSav is registering all 2,499,000 shares on behalf of the selling stockholders. All of the shares originally were issued by us in connection with the recent purchase by certain investors of 2,499,000 shares of our common stock by means of a Purchase Agreement.

    FaxSav will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of FaxSav in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

    The shares may be sold by one or more of, or a combination of, the following:

    o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

    o    an exchange distribution that complies with the rules of the exchange;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    o    in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

    The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders each may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised FaxSav that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock for a period of one business day before the commencement of this distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. FaxSav will make copies of this prospectus available to the selling stockholders and has informed each of them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

    FaxSav will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

    o the name of the selling stockholders and of the participating broker-dealer(s);

    o    the number of shares involved;

    o    the price at which these shares were sold;

    o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

    o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

    o    other facts material to the transaction.

    In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, FaxSav will file a supplement to this prospectus.

    FaxSav will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. FaxSav and the selling stockholders have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares beneficially owned by each selling stockholder as of May 20, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of May 20, 1999 are deemed outstanding. None of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. The percent of beneficial ownership for each stockholder is based on 16,460,892 shares of common stock outstanding as of May 20, 1999. An "*" indicates beneficial ownership of less than 1%. See "Plan of Distribution."


Name of Selling Stockholder                  Number of Shares      Number of Shares    Beneficial Ownership After Offering(1)
                                            Beneficially Owned       Registered
                                            Prior to Offering      for Sale Hereby
                                                                                        Number of Shares        Percent
Watershed Partners, LP...............           1,131,500             300,000              831,500                5.1%
Capital Trust Management.............             300,000             300,000                    0                   *
Veritas SG Investment Trust GMBH.....             280,000             280,000                    0                   *
Lancaster Investment Partners........             200,000             200,000                    0                   *
The Tailwind Fund Ltd.(2)............             909,677             200,000              709,677                4.3%
Cascade Capital Partners L.P.........             184,500             184,500                    0                   *
Prism Partners I.....................             175,000             105,000               70,000                   *
Worthington Growth L.P...............             100,000             100,000                    0                   *
Foxhound Fund........................              80,000              80,000                    0                   *
Zeke L.P.............................              80,000              80,000                    0                   *
Banque Julius Baer & Co..............              60,000              60,000                    0                   *
Haussmann Holding....................             391,150              50,000              341,150                   *
Marcaurd Cook & Cie S.A..............              50,000              50,000                    0                   *
Fidelity National Title Company......              50,000              50,000                    0                   *
Apex Limited Partners, LP............              50,000              50,000                    0                   *
Filly, Inc...........................              40,000              40,000                    0                   *
Porter Partners, L.P.................              40,000              40,000                    0                   *
Clarion Partners, L.P................              39,000              39,000                    0                   *
Prism Partners II Offshore Fund......              50,000              30,000               20,000                   *
William W. Bryant, Jr................              88,000              27,000               61,000                   *
Gryphon Offshore.....................              26,100              26,100                    0                   *
Alan R. Davidson.....................              25,000              25,000                    0                   *
Robert F. Raco.......................              25,000              25,000                    0                   *
EDJ Limited..........................              20,000              20,000                    0                   *
Security Trend Partners..............              20,000              20,000                    0                   *
Kensington Partners..................              15,694              15,694                    0                   *


Diamond Capital......................              15,000              15,000                    0                   *
Fredrik C. Schreuder.................              15,000              15,000                    0                   *
Prism Partners I Offshore Fund.......              25,000              15,000               10,000                   *
Job & Co.............................              14,400              14,400                    0                   *
Clarion Offshore Fund Ltd............              11,000              11,000                    0                   *
Anthony Kamin........................              10,000              10,000                    0                   *
Alexander Paluch.....................               5,000               5,000                    0                   *
Walter A. Carozza....................               5,000               5,000                    0                   *
Barrant V. Merrill...................               4,000               4,000                    0                   *
Bald Eagle...........................               3,330               3,330                    0                   *
William W. Bryant, III...............               8,100               3,000                5,100                   *
Kensington II........................                 976                 976                    0                   *
                                               ----------           ---------            ---------              ------

         TOTAL.......................          4,547,427            2,499,000            2,048,427              12.40%
                                               ----------           ---------            ---------              ------
                                               ----------           ---------            ---------              ------


----------
(1) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by each Selling Stockholder after the offering are based on the assumption that all of the Selling Stockholders will sell all of the shares registered for sale hereby. Because the Selling Stockholders may offer all, some or none of the Shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders after completion of the sale of Shares hereunder. See "Plan of Distribution."

(2) Includes 64,516 shares of our common stock issuable upon exercise of warrants.

    The Shares registered for sale hereby were acquired by the Selling Stockholders from the Company in a private placement transaction (the "Private Placement") in May 1999 for an aggregate purchase price of approximately $14.4 million, which proceeds were to be used for general corporate purposes. We have agreed to bear certain expenses (other than selling discounts and commissions) in connection with the registration of the Shares.

    We have agreed to prepare and file amendments and supplements to the registration statement necessary to keep this registration statement effective so long as the selling stockholders desire to dispose of the securities covered by this registration statement, or if earlier, at the time when the selling stockholders could sell all of these securities under Rule 144(k).

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and any further filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                                Peter S. Macaluso
                   Vice President and Chief Financial Officer
                               FaxSav Incorporated
                               399 Thornall Street
                               Edison, N.J. 08837
                                  732-906-2000

    You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

    The validity of the securities offered under this registration statement will be passed upon for FaxSav by Brobeck, Phleger & Harrison LLP, Denver, Colorado.


                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

                                2,499,000 SHARES




                               FAXSAV INCORPORATED




                                  COMMON STOCK




                                   PROSPECTUS




                                  June 2, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the expenses to be incurred by FaxSav Incorporated in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by FaxSav
Incorporated:


                                                           Amount to
                                                            Be Paid
Nasdaq Listing Application................................. $17,500
SEC Registration Fee.......................................   5,143
Legal Fees and Expenses....................................  10,000
Accounting Fees and Expenses...............................  10,000
Miscellaneous..............................................   7,357
                                                            -------
Total...................................................... $50,000
                                                            -------
                                                            -------



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the Registrant's Sixth Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

    FaxSav Incorporated has purchased liability insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.


ITEM 16.  EXHIBITS

    The following is a list of Exhibits filed as part of the Registration
Statement:


3.1      Registrant's Sixth Amended and Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 3.3 to the Registrant's
         Registration Statement on Form S-1, Registration No. 333-09613
         ("Registrant's Registration Statement")).

3.2 By-laws of the Registrant (incorporated by reference to Exhibits 3.4 and 3.5 to the Registrant's Registration Statement).

4.1      Specimen certificate for shares of the Registrant's Common Stock
         (incorporated herein by reference to Exhibit 4.1 to the Registrant's
         Registration Statement).

4.2 Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant
         (incorporated herein by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and
         3.5 to the Registrant's Registration Statement).

5.1      Opinion of Brobeck, Phleger & Harrison LLP.*



10.1 Purchase Agreement, dated May 14, 1999, between the Registrant and the investors listed on Schedule A thereto.

*23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP, independent accountants.

*24.1    Power of Attorney (included with signature page).



----------
*      Filed herewith.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on June 2, 1999.


                                  FAXSAV INCORPORATED


                                  By:  /s/ Thomas F. Murawski
                                     -----------------------------------------
                                    Thomas F. Murawski, Chairman of the Board
                                     of Directors, President and Chief
                                     Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Thomas F. Murawski and Peter S. Macaluso, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 2, 1999.


             SIGNATURE                               TITLE


        /s/ THOMAS F. MURAWSKI
        ----------------------
         Thomas F. Murawski          Chairman of the Board of Directors,
                                     President and Chief Executive Officer
                                     (principal executive officer)


        /s/ PETER S. MACALUSO
        ---------------------
          Peter S. Macaluso          Vice President and Chief Financial Officer
                                     (principal financial and accounting
                                     officer)

        /s/ JEFFREY M. DRAZAN
        ----------------------
            Jeffrey M. Drazan        Director


        /s/ PETER A. HOWLEY
        ----------------------
           Peter A. Howley           Director


         /s/ ROBERT LABANT
        ----------------------
            Robert Labant            Director


        /s/ RICHARD MILLER
        ----------------------
           Richard Miller            Director

                                  EXHIBIT INDEX


   EXHIBIT
     NO.                           DESCRIPTION                                           PAGE
     ---                           -----------                                           ----

    3.1  Registrant's Sixth Amended and Restated Certificate of Incorporation
         (incorporated by reference to Exhibit 3.3 to the Registrant's
         Registration Statement on Form S-1, Registration No. 333- 09613
         ("Registrant's Registration Statement")

    3.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.4 and 3.5 to the Registrant's Registration Statement)

    4.1  Specimen certificate for shares of the Registrant's Common Stock
         (incorporated herein by reference to Exhibit 4.1 to the Registrant's
         Registration Statement)

    4.2 Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant
         (incorporated herein by reference to Exhibits 3.1., 3.2, 3.3, 3.4 and
         3.5 to the Registrant's Registration Statement)

    5.1  Opinion of Brobeck, Phleger & Harrison LLP*

    10.1 Purchase Agreement, dated May 14, 1999, between the Registrant and the investors listed on Schedule A thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 18, 1999)

    23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)

    23.2 Consent of PricewaterhouseCoopers LLP, independent accountants*

    24.1 Power of Attorney (included with signature page)



*  Filed herewith.